Exhibit 10.1
[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is entered into between SUPERVALU INC, and all its past and present subsidiary, related, and affiliated companies; all its present or past officers, directors, and employees; and any person who acted on behalf of or on instructions of SUPERVALU INC. (collectively, the “Company”) and Pamela K. Knous (“Employee”).
Employee and Company understand that all words used in this Agreement have their plain meanings in ordinary English. Employee and the Company agree as follows:
1.	Last Day Worked and Termination Date. Employee’s last day of work in the office shall be August 6, 2010 (“Transition Date”) and Employee’s last date of employment with the Company shall be October 1, 2010 (“Termination Date”). Employee’s employment with the Company shall continue from the Transition Date to the Termination Date and shall continue to receive the same compensation and benefits, including but not limited to an annual physical, as Employee is entitled to receive on the date hereof; provided that, from the Transition Date to the Termination Date, Employee shall not be required to report to the office or devote any specific number of hours to the Company’s business but shall be reasonably available to the Company and its officers and employees as reasonably requested by the Company to transition the Chief Financial Officer position of the Company; and provided further that, from the Transition Date to the Termination Date, Employee may initiate her search for, accept and commence employment with another employer subject to the provisions of paragraph 7 below. The parties agree that Employee shall be entitled to the benefits of the SUPERVALU Executive and Officer Severance Pay Plan (“Plan”).

2.	Severance Pay; Time and Form of Payment.
a.	In accordance with the terms of the Plan, the Company will provide to Employee the following payments and benefits:
i.	$995,197.32 representing payment pursuant to Section 5(a)(1) of Tier II benefits under the Plan. This will be paid in a single lump sum as soon as practicable after the tenth day following the last day of the rescission period specified in paragraph 14 below.

ii.	$433,438.29 representing payment pursuant to Section 5(a)(2) of Tier II benefits under the Plan. This will be paid in a single lump sum as soon as practicable after the tenth day following the last day of the rescission period specified in paragraph 14 below.

iii.	An amount to be determined, representing payment pursuant to Section 5(a)(3) of Tier II benefits under the Plan. This will be paid as soon as practicable after the end of the fiscal year in which the Termination Date occurs. In computing the prorated amount to be paid pursuant to Section 5(a)(3) of Tier II benefits under the Plan, Employee’s service through the Termination Date shall be service to the Company during the Company’s current fiscal year.

iv.	An amount to be determined, representing payment pursuant to Section 5(a)(4) of Tier II benefits under the Plan. This will be paid at the same time other bonuses are paid under the annual bonus plan in which Employee was a participant. In computing the prorated amount to be paid pursuant to Section 5(a)(4) of Tier II benefits under the Plan, Employee’s service through the Termination Date shall be service to the Company during the Company’s current fiscal year.

v.	Reimbursement for the cost of COBRA coverage for medical and dental insurance (if Employee has been enrolled in such prior to termination and makes a timely election to continue participation through COBRA) until the earlier of a) 18 months following Employee’s Termination Date or b) the date Employee is eligible to become a participant in health and welfare plans which provide the same or better coverage than the Company’s medical and dental insurance offered through the employer of Employee. The Company confirms that the medical and dental benefits under the COBRA coverage are the same as the medical and dental benefits that Employee currently receives as a full time employee and there will not be any change or reset in co-pays, deductibles or annual out of pocket payments due the change to COBRA coverage during any plan year.

vi.	Outplacement services provided by Challenger, Gray & Christmas or another outplacement firm selected by Employee and reasonably acceptable to the Company at a cost not to exceed $25,000, payable directly to the outplacement provider and not by reimbursement to Employee, subject to paragraph 2.c below.
b.	In no event will payments pursuant to paragraphs 2.a.i, 2.a.ii, 2.a.iii, or 2.a.iv above be paid after the later of: (i) March 15 following the end of the calendar year in which the Termination Date, or if earlier, the Employee’s last day of work, occurs, or (ii) May 15 following the end of the Company’s fiscal year in which the Termination Date or, if earlier, the last day of work, occurs.

c.	Outplacement services shall be paid or reimbursed only if the services are provided prior to December 31 of the second calendar year following the calendar year in which the termination occurred. The Company has separately provided Employee with the details of such outplacement services.

d.	Required taxes will be withheld from payments under this Plan, and appropriate tax documents will be issued reflecting amounts received pursuant to this plan. Severance pay is not eligible for contributions to the 401(k) plan, flexible spending account plan or any deferred compensation plan.

e.	Employee will be permitted to schedule and receive her annual physical pursuant to the Company’s Executive Physical program, provided that such physical takes place prior to or within six (6) months after the Termination Date.
3.	Release. In exchange for the aforementioned payment and benefits, Employee agrees as follows:
a.	By the release in this paragraph 3.a, Employee waives and releases any and all claims, actions, and causes of action which Employee has or may have against the Company arising from or related to Employee’s employment with and/or separation from the Company, whether or not Employee now knows of those claims, actions, and causes of action. This release includes, but is not limited to, any claims Employee may have for wages, commissions, penalties, vacation pay or other benefit; breach of contract; fraud or misrepresentation; the Family Medical Leave Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local civil rights laws or common laws (including but not limited to the Minnesota Human Rights Act); defamation; infliction of emotional distress; breach of the covenant of good faith and fair dealing; negligence; wrongful termination of employment; and any attorney’s fees or other costs or expenses.

b.	Nothing in this Agreement is intended to or does: (1) impose any condition, penalty, or other limitation affecting Employee’s right to challenge the release in paragraph 2.a; (2) constitute an unlawful release or waiver of any of Employee’s rights under any laws; (3) waive or release any claim or right that Employee has as a SUPERVALU shareholder, or as a participant in SUPERVALU Employment Stock Ownership Plan, 401(k) plan, pension plan, profit sharing plan, excess benefits plan, stock plan or any other vest benefits or rights that Employee has under any agreement with the Company or any other plan or program of the Company; (4) waive or release any pending claim that Employee has for workers’ compensation benefits or pending or future claims for benefits under the Company’s health and welfare benefit plans or qualified retirement plans; (5) waive or release any claim that arises after this Agreement is signed; (6) waive or release Employee’s right to file an administrative charge with any local, state, or federal administrative agency with jurisdiction to receive and investigate Employee’s claims under applicable law, although Employee does waive and release Employee’s right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; (7) waive or release Employee’s right to seek a judicial determination of the validity of this Agreement as to Employee’s rights arising under the Age Discrimination in Employment Act; (8) prevent or interfere with Employee’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law; or (9) waive or release Employee’s rights to indemnification under the Company’s certificate of incorporation or by-laws and applicable law.
4.	Confidentiality. Employee acknowledges that Employee has received access to Confidential Information about the Company, that this Confidential Information was obtained or developed by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Employee’s possession of this special knowledge is due solely to Employee’s employment with the Company. In recognition of the foregoing, Employee will not, at any time during or following termination of employment for any reason, disclose, use, or otherwise make available to any third party, any material confidential information relating to the Company’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long and short term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other material information concerning the business of the Company which is not disclosed to the general public or known in the industry (collectively the “Confidential Information”), except with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, as applicable, and must be returned to the Company immediately upon termination of Employee’s employment. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any confidentiality provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan. This provision shall terminate and expire sixty (60) months after the Termination Date.

5.	Non-Solicitation of Customers, Vendors, or Suppliers. Employee specifically acknowledges that the Confidential Information described in paragraph 4 above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company; that such data is a valuable and unique asset of the business of the Company, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, Employee agrees that for twelve (12) months following the Termination Date, Employee will not (except on behalf of the Company, or with the Company’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company with whom Employee had contact or about whom Employee gained Confidential Information during Employee’s employment with the Company for the purpose of obtaining business or engaging in any commercial relationship for the benefit of a Business Competitor (as defined in paragraph 7) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-solicitation provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan.
6.	Non-Solicitation of Employees. Employee specifically acknowledges that the Confidential Information described above also includes confidential data pertaining to employees and agents of the Company, and Employee further agrees that for twelve (12) months following the Termination Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company to terminate their employment or agency with the Company. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-solicitation provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan.
7.	Non-Competition. Employee covenants and agrees that for twelve (12) months following the Termination Date, Employee will not, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, with the following competitors of the Company: [*] (each a “Business Competitor”). This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-competition provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan.
8.	Non-Disparagement. Employee agrees to refrain from making any disparaging statements about the Company, its directors, officers, agents, employees, products, pricing policies, or services. The Company agrees that it will require members of its Executive leadership team and its Board of Directors to reaffirm the statements made by the Company in the press release announcing Employee’s departure or letter of recommendation to any prospective future employer of
[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Employee. The Company further agrees that it will require members of its Executive leadership team and its Board of Directors not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that Employee engaged in any wrongful, unlawful or improper conduct, whether relating to Employee’s employment (or Employee’s severance from employment), the business or operations of the Company, or otherwise; (ii) disparages or impugns Employee’s reputation; or (iii) is inconsistent with the press release or letter of recommendation referenced above. Nothing herein will be deemed to preclude either party from providing truthful testimony or information pursuant to subpoena, court order or similar legal process, or instituting and pursuing legal action. This provision supersedes and is in lieu of any similar provisions in any other agreement(s) between Employee and the Company, including but not limited to any non-disparagement provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan.
9.	Remedies for Breach. Any breach by Employee of the covenants in paragraphs 4, 5, 6, 7, or 8 will likely cause irreparable harm to the Company for which money damages could not reasonably or adequately compensate the Company. Accordingly, the Company shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants. In addition to damages and other available remedies, Employee consents to the issuance of such an injunction without the necessity of the Company posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. Similarly, any breach by the Company of the covenants in paragraph 8 will likely cause irreparable harm to the Employee for which money damages could not reasonably or adequately compensate Employee. In the event that there is a legal proceeding relating to any alleged breach by Employee of the covenants contained in paragraphs 4, 5, 6, 7, or 8 or any alleged breach by the Company of its obligations under this Agreement, the prevailing party shall, in addition to any other relief or damages, be entitled to recover its reasonable costs and attorney’s fees incurred in connection with such proceeding.
10.	Agreement to Defend. Employee agrees to cooperate with the Company in regard to any litigation, administrative, governmental, or other judicial proceeding, inquiry, or investigation involving the Company and concerning any matters Employee had knowledge of or information relating to during Employee’s employment. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with such undertakings, and shall compensate Employee for time involved at an hourly rate based on Employee’s final base salary at time of termination.
11.	Advice of Counsel. Employee has carefully read and understands all the provisions of this Agreement and understands that important rights are being released. Employee acknowledges that the Company has advised Employee to consult with counsel before signing this Agreement.
12.	Return of Property. Employee agrees to return all Company property in Employee’s possession including, but not limited to, equipment, ID cards, Corporate Cards, all copies of customer lists, forms, plans, documents, systems designs, product features, technology, other written and computer materials belonging to the Company or its clients on or before Employee’s last day of work for the Company, except that Employee shall retain Employee’s office chair, the telephone number on the blackberry that the Company has provided Employee and Employee shall retain the computer equipment that the Company has installed at her residence, except that the Company may remove all Confidential Information from the computer but the non-proprietary software programs, including but not limited to Word and Outlook, will be retained on the computer. Employee will not at any time copy or reproduce any of the Company’s or its clients’ property. Employee further understands that all designs, improvements, writings and discoveries made by Employee during employment that relate to the Company’s business is the exclusive property of the Company and Employee cannot use, sell or give them to anyone else.
13.	Terms of Agreement Confidential. The terms of this Agreement shall remain strictly confidential between Employee and Company. Employee may disclose the terms to Employee’s attorney, tax advisor and spouse/domestic partner, but the terms otherwise shall not be disclosed to third persons unless required by law. The Company may disclose the terms to the Company’s attorneys, any senior executive officer of the Company that has a need to know and the Company’s independent accountants, but the terms otherwise shall not be disclosed to third persons unless required by law. Employee acknowledges that the terms of this Agreement, including the Agreement itself, may need to be disclosed as part of the Company’s securities filing obligations.
14. Periods for Consideration and Rescission.
a.	Employee has 21 days from the day Employee receives this Agreement to consider whether its terms are acceptable and whether to sign it. Employee further understands that while Employee may sign this Agreement before the 21-day period has ended, if Employee does so, Employee is waiving and releasing any rights to the full 21-day period.

b.	Employee has the right to rescind or cancel this Agreement within fifteen (15) days of signing it. To be effective, the rescission must be in writing and delivered to the Company by hand or mail within the 15-day period. If delivered by mail, the rescission must be (1) postmarked within the 15-day period; and (2) properly addressed to Dave Pylipow, sent by certified mail return receipt requested. If delivered by hand, the rescission must be delivered to Dave Pylipow, 11840 Valley View Road, Eden Prairie, Minnesota 55344. If Employee rescinds this Agreement, Company will have no obligation to make the payment described above. The Effective Date of this Agreement shall be the sixteenth (16th) day following the date on which the Agreement is executed by Employee, provided the Agreement has not been rescinded as described in this paragraph.

c.	Notwithstanding anything to the contrary herein, the last day of the rescission period will not be later than March 1 of the year following the calendar year in which the Termination Date or, if earlier, the last day of work occurs.
15.	Arbitration. Employee and Company agree that any controversy, claim, or dispute arising out of or relating to the Plan or the alleged breach of any of the terms of this Agreement, or arising out of or relating to Employee’s employment with the Company or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Dispute Resolution rules and auspices of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by Employee and the Company. This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including claims by the Company relating to Employee’s alleged breach of any of the covenants set forth in paragraphs 4, 5, 6, 7, or 8; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph. Employee and Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to Employee or the Company had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne by the party incurring such expenses or costs unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by the Employee and the Company unless otherwise mutually agreed to or unless the arbitrator directs otherwise in the award.
16.	Section 409A. Notwithstanding anything else contained herein, to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Agreement or any other Company plan during the period from the Termination Date through the date prior to the six-month anniversary of the Termination Date shall instead be paid as soon as reasonably practicable immediately following such six-month anniversary.
17.	Vacation Pay. Within ten (10) days after the Termination Date, the Company shall pay Employee the accrued and unused vacation as of the Termination Date in a lump sum.
18.	Stock Options and Restricted Stock Grants. The Company confirms that, pursuant to the provisions of the Company’s 1993, 2002 and 2007 Stock Plans, the termination of Employee’s employment will be treated as a “retirement” for the purposes of such plans and that, as a consequence, all unvested stock options and all unvested restricted stock grants of Employee shall vest in full on the Termination Date to the extent not already vested and the stock options shall be exercisable for the balance to the remaining term of the respective stock option agreement, i.e. until the expiration date stated in the respective option. The award to Employee under the restricted stock unit agreement dated June 28, 2000, as amended and restated as of December 1, 2003, shall be provided to Employee pursuant to the terms of said agreement and nothing contained in this Agreement is intended to amend or modify the terms thereof.
19.	Indemnification and Insurance. Employee shall continue to be indemnified for Employee’s actions taken while employed by the Company under the Company’s certificate of incorporation and by-laws as in effect on the date hereof and applicable law, and Employee shall continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time for actions taken while employed with the Company, each subject to the requirements of the General Business Corporation Law of the State of Delaware.
20.	Eligibility for Retiree Medical. Provided that Employee makes the required elections within thirty (30) days of the Termination Date, Employee shall be eligible for the Company’s retiree medical coverage. The Company has separately provided Employee with the details of such retiree medical coverage.
21.	Post-Retirement Death Benefit Coverage. Upon the Termination Date, Employee shall receive the post-retirement death benefit coverage of $928,851 that shall be paid to Employee’s beneficiary upon the death of Employee. The Company has separately provided Employee with the details of such death benefit coverage.
22.	Vested Retirement and Other Benefits. The Company has separately provided Employee with computations of the Employee’s benefits under the Company qualified retirement plan based on different pay-out options, the amounts payable to Employee under the Company’s excess benefits plan and when such amounts will be paid, and the amounts payable to Employee under the Company’s Executive Deferred Compensation Plan and when such amounts will be paid. For the purposes of computing the amounts payable to Employee under the Company’s excess benefits plan, Employee’s service through the Termination Date shall be service to the Company during the Company’s current fiscal year. The Company acknowledges that Employee has relied and is entitled to rely on the information provided to Employee and referred to in this paragraph in executing this Agreement. In addition, the Company will make a contribution to Employee’s account under the Company’s executive deferred compensation plan for the current fiscal year consistent with the contributions that the Company has made to Employee’s account under such plan in past fiscal years even though Employee does not make voluntary contributions to such plan.
23.	Entire Agreement. This Agreement is the entire agreement between Employee and the Company concerning Employee’s employment and the termination of Employee’s employment and supersedes and is in lieu of any provisions in any other agreement(s) between Employee and the Company similar to paragraphs 4, 5, 6, 7 and 8 of this Agreement, including but not limited to any similar provisions under any stock plan, any option or restricted stock award agreement pursuant to any stock plan, and the excess benefits plan. It is Employee’s and the Company’s intent to be legally bound by the terms of the Agreement. No amendments, modifications or waivers of this Agreement shall be binding unless made in writing and signed by both Employee and the Company.
24.	Severability. Employee and the Company agree that if any part, term, or provision of this Agreement should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term of provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way.

25.	Governing Law. This Agreement will be governed by the laws of the state of Minnesota.
IN WITNESS WHEREOF, the Employee and Company hereby execute this Agreement.

/s/ Pamela K. Knous
Dated: 7/26/10	Pamela K. Knous

SUPERVALU INC.

/s/ Todd N. Sheldon
Dated: 7/26/10	By: Todd N. Sheldon
Its: GVP, Legal

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